HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
                For the Nine Months Ended June 30, 1998 and 1997
                Increase (Decrease) in Cash and Cash Equivalents
                                  (Unaudited)

                                                    Nine Months Ended
                                                         June 30,
                                                 1998              1997
Cash Flows from Operating Activities:
  Interest Received                         $  60,685         $  95,467
  Other Income Received                           941             1,895
  Interest Paid                                   -0-           (41,517)
  Legal, Audit and Management Fees Paid       (31,347)          (35,520)
  Cash Paid to Suppliers for
    Operating Expenses                        (18,639)          (13,118)

  Net Cash Provided
    by Operating Activities                 $  11,640         $   7,207

Cash Flow from Investing Activities:
  Principal Collected on Sale of Tanglefoot
    Apartments Contract                           -0-         1,557,240
  Purchase of Real Estate Contracts               -0-          (503,083)
  Principal Collected on Real Estate
    Contracts                                  23,304               -0-
  Purchase and Sale of Real Estate (net)       (1,880)          (33,469)
  Payment of Real Estate Mortgage                 -0-          (991,555)
  Buyers Escrow Received (Paid)                 2,354            (4,483)
  Tax Certificates Collected                    1,365              (297)
  Other Liabilities Paid                         (500)              -0-

    Net Cash Provided (Used)
      by Investing Activities               $  24,643         $  24,353

Cash Flow from Financing Activities:
  Loan Paid                                 $     -0-         $ (27,000)

    Net Cash Provided (Used)
      by Financing Activities               $     -0-         $ (27,000)

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $  36,283         $   4,560
Cash & Cash Equivalents at
  Beginning of Period                       $  10,675         $   6,479

Cash and Cash Equivalents at End of Period  $  46,958         $  11,039